Filed Pursuant to Rule 424(B)(3)

Registration No. 333-230107

PROSPECTUS

OFFER BY SELLING STOCKHOLDERS

TO EXCHANGE UP TO 947,371 SHARES OF

CLASS A COMMON STOCK

FOR 947,371 SHARES OF

CLASS B COMMON STOCK

OF

HAMILTON BEACH BRANDS HOLDING COMPANY

Under the terms of Hamilton Beach Brands Holding Company’s amended and restated certificate of incorporation, which we refer to as the certificate of incorporation, and a stockholders’ agreement, dated as of September 29, 2017, which we refer to as the stockholders’ agreement, shares of our Class B common stock, par value $0.01 per share, which we refer to as Class B Common, are generally not transferable except to persons who are permitted transferees as specified in those documents. In accordance with those documents, parties to the stockholders’ agreement may transfer shares of Class B Common to the selling stockholders for shares of our Class A common stock, par value $0.01 per share, which we refer to as Class A Common, on a share-for-share basis. As a result, the selling stockholders named in this prospectus are offering to transfer from time to time up to 947,371 shares of our Class A Common under this prospectus on a share-for-share basis, upon receipt, from time to time of shares of our Class B Common from holders of Class B Common that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in the selling stockholders transferring one share of Class A Common for each share of Class B Common transferred to the selling stockholders. We will not receive any proceeds from these transactions.

Our Class A Common is listed on the New York Stock Exchange under the symbol “HBB.” On March 22, 2019, the last sale price of our Class A Common as reported by the New York Stock Exchange was $20.47 per share. Our Class B Common is not publicly traded. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share.

Persons who receive shares of Class A Common from the selling stockholders may resell those shares of Class A Common in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act of 1933, or the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.

Please consider carefully the “Risk Factors” beginning on page 4 for a discussion of risks you should consider prior to tendering your shares of Class B Common for exchange.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 25, 2019.

You should rely only on the information contained in this prospectus and in the reports and other information that we file with the SEC. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person makes a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

i

WHERE YOU CAN FIND MORE INFORMATION

We have filed this prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this prospectus. Our descriptions in this prospectus of the provisions of documents filed as exhibits to the registration statement or otherwise filed with the SEC are only summaries of those documents’ material terms. If you want a complete description of the contents of those documents, you should obtain the documents yourself by following the procedures described below.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding us that is filed electronically with the SEC. The address of the site is: http://www.sec.gov. We make our annual and quarterly reports and other information that we file with the SEC available on our website. The address of our website is http://www.hamiltonbeachbrands.com. However, other than the information incorporated into this document by reference, the information on our website and the SEC’s website is not a part of this prospectus, and you should rely only on the information contained in or incorporated by reference into this prospectus when making a decision to exchange shares of Class B Common for shares of Class A Common.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to other documents filed separately with the SEC. This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this exchange offer is completed:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (Commission File No. 001-38214), filed with the SEC on March 6, 2019; and

•

the description of our Class A Shares contained in the registration statement on Form 8-A, filed September 21, 2017 (Commission File No. 001-38214), including any subsequently filed amendments and reports updating such description.

We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such reports.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of the person, a copy (without exhibits other than exhibits specifically incorporated by reference) of any or all documents incorporated by reference into this prospectus. Requests for copies of those documents should be directed to Hamilton Beach Brands Holding Company, 4421 Waterfront Drive, Glen Allen, VA 23060, Attention: Secretary, telephone (804) 273-9777. To obtain timely delivery, you must request the information no later than five business days before the date you intend to elect to exchange shares of Class B Common.

iii

SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. You should read carefully the more detailed information set forth elsewhere in this prospectus.

This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed under “Risk Factors” and elsewhere in this prospectus. Investors should consider carefully the information set forth under the heading “Risk Factors” on page 4 and “Cautionary Notice Regarding Forward-Looking Statements” on page 5. In this prospectus, the terms “Hamilton Beach Holding,” “the Company,” “we,” “us” and “our” refer to Hamilton Beach Brands Holding Company.

Hamilton Beach Holding

Hamilton Beach Brands Holding Company operates through its wholly-owned subsidiaries, Hamilton Beach Brands, Inc. (“HBB”) and The Kitchen Collection, LLC (“KC”), in the consumer, commercial and specialty small appliances and specialty retail markets. HBB is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. HBB’s products are marketed primarily to retail merchants and wholesale distributors. KC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States.

Hamilton Beach Holding was incorporated as a Delaware corporation in 1988. On September 29, 2017, NACCO Industries, Inc. (“NACCO”), Hamilton Beach Holding’s former parent company, spun-off the Company to NACCO stockholders. In the spin-off, NACCO stockholders, in addition to retaining their shares of NACCO common stock, received one share of Hamilton Beach Holding Class A Common and one share of Hamilton Beach Holding Class B Common for each share of NACCO Class A or Class B Common.

Our principal executive offices are located at 4421 Waterfront Drive, Glen Allen, Virginia 23060, and our telephone number is (804) 273-9777.

The Exchange Offer

The selling stockholders named in this prospectus are offering to transfer from time to time up to 947,371 shares of our Class A Common on a share-for-share basis, upon receipt, from time to time of shares of our Class B Common from holders of Class B Common that are parties to the stockholders’ agreement and are permitted to transfer those shares to the selling stockholders pursuant to our certificate of incorporation and the stockholders’ agreement. Each exchange will result in the selling stockholders transferring one share of Class A Common for each share of Class B Common transferred to the selling stockholders. See “Selling Stockholders” beginning on page 7.

As of February 28, 2019, the participating stockholders under the stockholders’ agreement beneficially owned 73.97% of the Class B Common issued and outstanding on that date. Holders of shares of Class B Common that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B Common that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B Common into shares of Class A Common on a one-for-one basis. Only holders of shares of Class B Common that are subject to the stockholders’ agreement may exchange their shares of Class B Common for shares of Class A Common pursuant to this prospectus.

In connection with the selling stockholders’ offer to exchange up to 947,371 shares of Class A Common, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware. See “The Exchange Offer-No Appraisal or Dissenters’ Rights” on page 20.

Material U.S. Federal Income Tax Consequences

Gain or loss will generally not be recognized by Hamilton Beach Holding stockholders who exchange shares of their Class B Common for shares of Class A Common held by the selling stockholders. See “Material U.S. Federal Income Tax Consequences” beginning on page 21.

The tax consequences of an exchange will depend on the stockholder’s particular facts and circumstances. Persons acquiring shares of Class A Common by exchanging shares of their Class B Common with the selling stockholders are urged to consult their own tax advisors to fully understand the tax consequences to them of an exchange.

Summary Historical Consolidated Financial Data

The following tables present a summary of our historical consolidated financial data. The statement of operations and other data for each of the three years in the period ended December 31, 2018 and the balance sheet data as of December 31, 2018 and 2017 have been derived from our audited consolidated financial statements and related notes, which are incorporated into this prospectus by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The statement of operations and other data for the year ended December 31, 2015, and the balance sheet data as of December 31, 2016 and 2015 have been derived from our audited consolidated financial statements and related notes that are not included in this prospectus or incorporated by reference. These consolidated financial statements have been filed with the SEC. See “Where You Can Find More Information” on page ii. The historical consolidated data are presented for informational purposes only and do not purport to project our financial position as of any future date or our results of operations for any future period. The following information is only a summary and should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

	Year Ended December 31
	2018 (1)	2017	2016	2015
	(In thousands, except per share data)
Operating Statement Data:
Revenue	$743,179	$740,749	$745,357	$767,862
Operating profit	$32,319	$38,135	$43,374	$35,554
Net income	$21,784	$17,905	$26,179	$19,711
Basic and diluted earnings per share (1)	$1.59	$1.31	$1.91	$1.44

(1)

On September 29, 2017, NACCO, Hamilton Beach Holding’s former parent company, spun-off the Company to NACCO stockholders. The basic and diluted earnings per share amounts for the Company have been calculated based upon the number of shares distributed in the spin-off for all periods prior to the spin-off.

	Year Ended December 31
	2018	2017	2016	2015
	(In thousands, except per share data and share amounts)
Balance Sheet Data at December 31:
Total assets	$330,427	$326,233	$310,833	$310,128
Long-term portion of revolving credit agreements	$35,000	$20,000	$26,000	$50,000
Stockholders’ equity	$65,438	$46,408	$65,268	$82,824
Cash Flow Data
Provided by operating activities	$11,824	$33,400	$62,563	$26,488
Used for investing activities	$(8,064)	$(7,353)	$(5,925)	$(6,543)
Used for financing activities	$(9,255)	$(26,602)	$(61,837)	$(10,088)
Other Data:
Cash dividends to NACCO Industries, Inc.	$—	$(38,000)	$(42,000)	$(15,000)
Cash dividends on Class A Common and Class B Common (2)	$(4,658)	$(1,162)	n/a	n/a
Per share data:
Cash dividends on Class A and Class B Common (2)	$0.340	$0.085	n/a	n/a
Market value at December 31 (2)	$23.46	$25.69	n/a	n/a
Stockholders’ equity at December 31	$4.77	$3.39	$4.77	$6.06
Actual shares outstanding at December 31 (1)	13,713	13,673	13,673	13,673
Basic weighted average shares outstanding (1)	13,699	13,673	13,673	13,673
Diluted weighted average shares outstanding (1)	13,731	13,685	13,673	13,673

(1)

On September 29, 2017, NACCO, Hamilton Beach Holding’s former parent company, spun-off the Company to NACCO stockholders. The basic and diluted earnings per share amounts for the Company have been calculated based upon the number of shares distributed in the spin-off for all periods prior to the spin-off.

(2)	This information is only included for periods subsequent to the spin-off from NACCO.

RISK FACTORS

Prospective investors in the shares of Class A Common offered hereby should consider carefully the following risk factors as well as the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated into this prospectus by reference, in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause a material difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus and the documents incorporated into this prospectus by reference.

Risks Related to This Offering

The voting power of holders of Class B Common who transfer their shares to the selling stockholders and receive shares of Class A Common will diminish.

Holders of Class B Common have ten votes per share of Class B Common, while holders of Class A Common have one vote per share of Class A Common. Holders of Class B Common who transfer their shares to the selling stockholders in exchange for shares of Class A Common will reduce their voting power.

The voting power of the selling stockholders will increase if the selling stockholders exchange their shares of Class A Common for shares of Class B Common in the exchange offer.

Holders of Class A Common and holders of Class B Common generally vote together on matters submitted to a vote of Hamilton Beach Holding’s stockholders. Consequently, if holders of Class B Common transfer their shares of Class B Common to the selling stockholders, the voting power of the selling stockholders will increase. As of February 28, 2019, the selling stockholders collectively controlled 33.84% of the voting power of outstanding shares of Hamilton Beach Holding’s Common based on the number of outstanding shares as of February 28, 2019. As of that date, there were 9,448,667 shares of Class A Common and 4,415,535 shares of Class B Common outstanding. As of February 28, 2019, if all shares of Class A Common offered by this prospectus were exchanged for shares of Class B Common, and the selling stockholders would have controlled 49.75% of the voting power of outstanding shares of Hamilton Beach Holding’s Common based on the number of outstanding shares as of February 28, 2019, and 58.76% of outstanding Class B Common with respect to any class vote of the Class B Common.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain statements that constitute “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation:

HBB: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB’s products, and (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation.

KC: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, and (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which KC buys, operates and/or sells products.

USE OF PROCEEDS

We will not receive any proceeds from the exchange of any shares by the selling stockholders.

SELLING STOCKHOLDERS

Class A Common Stock Beneficial Ownership Table for Selling Stockholders. The following table sets forth, as of February 28, 2019, certain information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class A Common owned by each selling stockholder immediately prior to the sale of shares offered by this prospectus;

•	the number of shares of Class A Common offered for exchange by each selling stockholder by this prospectus; and

•	the number of shares of Class A Common owned by and the percentage of ownership of Class A Common of each selling stockholder immediately following the exchange of shares offered by this prospectus.

A total of 947,371 shares of Class A Common is being offered by this prospectus. Alfred M. Rankin, Jr., or the Alfred Rankin Trust, as defined below, Rankin Associates I, L.P., or Rankin I, and Rankin Associates IV, L.P., or Rankin IV, are offering to exchange the following numbers of shares of Class A Common: Alfred M. Rankin, Jr., 75,000; Rankin I, 472,371; and Rankin IV, 400,000. Because Mr. Rankin and the Alfred Rankin Trust will offer to exchange the shares, both Mr. Rankin and the Alfred Rankin Trust are listed in the table below. However, Mr. Rankin, together with the Alfred Rankin Trust, will only offer to exchange the number of shares of Class A Common described above and, accordingly, an aggregate of 947,371 shares are being offered for exchange by this prospectus. In the table below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in the Alfred Rankin Trust). The disclosure of the beneficial ownership of shares for the Alfred Rankin Trust includes only those shares held directly by such trust.

Because the selling stockholders may offer all, a portion or none of the Class A Common offered by this prospectus, we cannot assure you as to the number of shares of Class A Common that will be held by the selling stockholders immediately following the offering. The table below assumes that the beneficial ownership of Class A Common for each selling stockholder, including shares of Class A Common held directly and indirectly by the Alfred Rankin Trust, will decrease by an aggregate of the number of shares of Class A Common described above as a result of this offering. The table does not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A Common.

Class A Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering	Shares Offered Pursuant to this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Owned After this Offering
Alfred M. Rankin, Jr.(1)(2)(3)(4)	Class A	1,670,408	75,000	723,037	7.65%
Alfred M. Rankin, Jr., as Trustee of the Main Trust of Alfred M. Rankin, Jr. created under the Agreement, dated September 28, 2000, as supplemented, amended and restated (the “Alfred Rankin Trust”) (1)(2)	Class A	368,108	75,000	293,108	3.10%
Rankin Associates I, L.P. (3)	Class A	472,371	472,371	—	—
Rankin Associates IV, L.P. (4)	Class A	400,000	400,000	—	—

(1)

The Alfred Rankin Trust is a general and limited partner of Rankin I, Rankin Associates II, L.P., or Rankin II, and Rankin IV. As trustee and primary beneficiary of the Alfred Rankin Trust, Alfred M. Rankin, Jr. shares the power to vote the 472,371, 338,295 and 400,000 shares of Class A Common held by Rankin I, Rankin II and Rankin IV, respectively, with the other general partners of Rankin I, Rankin II and Rankin IV, as applicable, and shares the power to dispose of the 472,371, 338,295 and 400,000 shares of Class A Common held by Rankin I, Rankin II and Rankin IV, respectively, with the other general and limited partners of Rankin I, Rankin II and Rankin IV, as applicable. As such, Alfred M. Rankin, Jr. and the Alfred Rankin Trust are deemed to beneficially own the 472,371, 338,295 and 400,000 shares of Class A Common held before the exchange offer by Rankin I, Rankin II and Rankin IV, respectively. Mr. Rankin disclaims beneficial ownership of 1,288,140 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity. Mr. Rankin is a party to the stockholders’ agreement. Mr. Rankin is the Non-Executive Chairman of Hamilton Beach Holding.

(2)

An aggregate of 75,000 shares of Class A Common are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class A Common from the Alfred Rankin Trust and conduct any exchange directly. Mr. Alfred M. Rankin, Jr. is the Non-Executive Chairman of Hamilton Beach Holding.

(3)

Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class A Common held by Rankin I. Although Rankin I holds 472,371 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A common stock other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of Class A Common held by Rankin I. Rankin I may not transfer Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin I and the consent of partners owning more than 75% of all partnership interests in Rankin I. The Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)

Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class A Common held by Rankin IV. Although Rankin IV holds 400,000 shares of Class A Common, it does not have any power to vote or dispose of such shares of Class A Common other than effecting exchanges pursuant to this prospectus. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R.

Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class A Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of Class A common stock held by Rankin IV. Rankin IV may not transfer Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV. The Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

Amount and Nature of Beneficial Ownership

Set forth in the following tables is the indicated information as of February 28, 2019 (except as otherwise indicated) with respect to (1) each person who is known to us to be the beneficial owner of more than five percent of the Class A Common, (2) each person who is known to us to be the beneficial owner of more than five percent of the Class B Common and (3) the beneficial ownership of Class A Common and Class B Common by our directors, named executive officers and all of our executive officers and directors as a group. Beneficial ownership of Class A Common and Class B Common has been determined for this purpose in accordance with Rules 13d-3 and 13d-5 under the Exchange Act. Accordingly, the amounts shown in the tables do not purport to represent beneficial ownership for any purpose other than compliance with SEC reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Class A Common or Class B Common.

Holders of shares of Class A Common and Class B Common are entitled to different voting rights with respect to each class of stock. Each share of Class A Common is entitled to one vote per share. Each share of Class B Common is entitled to ten votes per share. Holders of Class A Common and holders of Class B Common generally vote together as a single class on matters submitted to a vote of our stockholders. Shares of Class B Common are convertible into shares of Class A Common on a one-for-one basis, without cost, at any time at the option of the holder of the Class B Common.

Class A Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
FMR LLC (1) 245 Summer Street Boston, MA 02210	Class A	85,795	—		817,805		8.66%
Dimensional Fund Advisors LP (2) 6300 Bee Cave Road Austin, Texas 78746	Class A	738,167	—		738,167		7.81%
Zuckerman Investment Group, LLC (3) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class A	—	656,151		656,151		6.94%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10055	Class A	510,946	—		510,946		5.41%
Mark R. Belgya (5)	Class A	4,410	—		4,410		* *
J.C. Butler, Jr. (5)	Class A	78,858	1,287,955	(6)	1,366,813	(6)	14.47%
John P. Jumper (5)	Class A	11,378	—		11,378		* *
Dennis W. LaBarre (5)	Class A	22,079	—		22,079		* *
Michael S. Miller (5)	Class A	6,484	—		6,484		* *
Alfred M. Rankin, Jr. (7)	Class A	382,268	1,288,140	(7)	1,670,408	(7)	17.68%
Roger F. Rankin (5)	Class A	197,996	1,223,658	(8)	1,421,654	(8)	15.05%
Thomas T. Rankin (5)	Class A	150,375	1,214,288	(9)	1,364,663	(9)	14.44%
James A. Ratner (5)	Class A	21,239	—		21,239		* *
David F. Taplin (5)	Class A	38,897	100		38,997		* *
Gregory H. Trepp	Class A	36,176	—		36,176		* *
R. Scott Tidey	Class A	8,501	—		8,501		* *
All executive officers and directors as a group (17 persons)	Class A	974,803	1,382,143	(10)	2,356,946	(10)	24.94%

**	Less than 1.0%.

1.

A Schedule 13G/A filed with the SEC with respect to Class A Common on January 10, 2019 reported that FMR LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

2.

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 8, 2019 reported that Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as an investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (the “Dimensional Funds”), which own the shares of Class A Common. In its role as investment adviser or manager, Dimensional possesses the sole power to vote 716,633 shares owned by the Dimensional Funds of Class A Common and the sole power to invest 738,167 shares of Class A Common owned by the Dimensional Funds. However, all shares of Class A Common reported above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of all such shares.

3.

A Schedule 13G/A filed with the SEC with respect to Class A Common on February 13, 2019 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class A Common reported above as a result of being an investment adviser.

4.

A Schedule 13G filed with the SEC with respect to Class A Common on February 8, 2019 reported that BlackRock, Inc. may be deemed to beneficially own the shares of Class A Common reported above as a result of being the parent holding company of several subsidiaries (“BlackRock Subsidiaries”) that acquired Class A Common. BlackRock, Inc. possesses the sole power to vote 489,947 shares owned by BlackRock Subsidiaries of Class A Common and the sole power to invest 510,946 shares of Class A Common owned by BlackRock Subsidiaries.

5.

Pursuant to our Non-Employee Directors’ Plan, each non-employee director has the right to acquire additional shares of Class A Common within 60 days after February 28, 2019. The shares each non-employee director has the right to receive are not included in the table because the actual number of additional shares will be determined on April 1, 2019 by taking the amount of such director’s quarterly retainer required to be paid in shares of Class A Common plus any voluntary portion of such director’s quarterly retainer, if so elected, divided by the average of the closing price per share of Class A Common on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the calendar quarter ending on March 31, 2019.

6.

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin Associates II, L.P. (“Rankin II”), Mr. Butler may be deemed to beneficially own, and share the power to dispose, of 338,295 shares of Class A Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,456 shares of Class A Common held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class A Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class A Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class A Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares.

7.

Mr. Alfred M. Rankin, Jr. may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

8.

Roger F. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,223,658 shares of Class A Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family, and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

9.

Thomas T. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and shares the power to vote and dispose of, 472,371 shares of Class A Common held by Rankin I, 338,295 shares of Class A Common held by Rankin II and 400,000 shares of Class A Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,214,288 shares of Class A Common held by (a) members of Mr. Rankin’s family, and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity.

10.

The aggregate amount of Class A Common beneficially owned by all executive officers and directors and the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class A Common of which: (i) Mr. A. Rankin has disclaimed beneficial ownership in note (7) above; (ii) Mr. Butler has disclaimed beneficial ownership in note (6) above; (iii) Mr. R. Rankin has disclaimed beneficial ownership in note (8) above; and (iv) Mr. T. Rankin has disclaimed beneficial ownership in note (9) above. As described in note (5) above, the aggregate amount of Class A Common beneficially owned by all executive officers and directors as a group as set forth in the table above does not include shares that the non-employee directors have the right to acquire within 60 days after February 28, 2019 pursuant to the Non-Employee Directors’ Plan.

Class B Common Stock

Name	Title of Class	Sole Voting or Investment Power	Shared Voting or Investment Power		Aggregate Amount		Percent of Class
Clara Taplin Rankin, et al. (1) Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	—	—		3,266,335		73.97%
Beatrice B. Taplin Suite 300 5875 Landerbrook Drive Cleveland, OH 44124-4069	Class B	102,822	399,218	(2)	502,040	(2)	11.37%
Rankin Associates I, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (3)	Class B	—	—		472,371	(3)	10.70%
Rankin Associates IV, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (4)	Class B	—	—		400,000	(4)	9.06%
Zuckerman Investment Group, LLC (5) 155 N. Wacker Drive Suite 1700 Chicago, IL 60606	Class B	—	338,171		338,171		7.66%
Rankin Associates II, L.P. 5875 Landerbrook Drive Suite 300 Cleveland, OH 44124 (6)	Class B	—	—		338,295	(6)	7.66%
Mark R. Belgya	Class B	—	—		—		* *
J.C. Butler, Jr.	Class B	74,448	1,287,955	(7)	1,362,403	(7)	30.85%
John P. Jumper	Class B	6,968	—		6,968		* *
Dennis W. LaBarre	Class B	17,669	—		17,669		* *
Michael S. Miller	Class B	—	—		—		* *
Alfred M. Rankin, Jr.	Class B	359,013	1,288,140	(8)	1,647,153	(8)	37.30%
Roger F. Rankin	Class B	193,586	1,223,658	(9)	1,417,244	(9)	32.10%
Thomas T. Rankin	Class B	145,965	1,214,288	(10)	1,360,253	(10)	30.81%
James A. Ratner	Class B	12,272	—		12,272		* *
David F. Taplin	Class B	34,865	100		34,965		* *
Gregory H. Trepp	Class B	—	—		—		* *
R. Scott Tidey	Class B	—	—		—		* *
All executive officers and directors as a group (17 persons)	Class B	844,787	1,382,143	(11)	2,226,930	(11)	50.43%

**	Less than 1.0%.
1.

A Schedule 13D/A filed with the SEC with respect to Class B Common on February 14, 2019 (the “Stockholders’ 13D/A”) reported that, except for Hamilton Beach Holding, including in its capacity as depository, the signatories to the stockholders’ agreement, together in certain cases with trusts and custodianships, which are referred to collectively as the Signatories, may be deemed to be a “group” as defined under the Exchange Act, and therefore may be deemed as a group to beneficially own all of the Class B Common subject to the stockholders’ agreement, which is an aggregate of 3,266,335 shares. The stockholders’ agreement requires that each Signatory, prior to any conversion of such Signatory’s shares of Class B Common into Class A Common or prior to any sale or transfer of Class B Common to any permitted transferee (under the terms of the Class B Common) who has not become a Signatory, offer such shares to all of the other Signatories on a pro-rata basis. A Signatory may sell or transfer all shares not purchased under the right of first refusal as long as they first are converted into Class A Common prior to their sale or transfer. The shares of Class B Common subject to the stockholders’ agreement constituted 73.97% of the Class B Common outstanding on February 28, 2019 or 60.93% of the combined voting power of all Class A Common and Class B Common outstanding on such date. Certain Signatories own Class A Common, which is not subject to the stockholders’ agreement. Under the stockholders’ agreement, Hamilton Beach Holding may, but is not obligated to, buy any of the shares of Class B Common not purchased by the Signatories following the trigger of the right of first refusal. The stockholders’ agreement does not restrict in any respect how a Signatory may vote such Signatory’s shares of Class B Common.
2.

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 14, 2019 reported that Beatrice B. Taplin may be deemed to beneficially own the shares of Class B Common reported above. Ms. Taplin may be deemed to share with the other members of Abigail II LLC voting and investment power over the 349,100 shares of Class B Common held by Abigail II LLC. In addition, Ms. Taplin may be deemed to beneficially own 50,118 shares held in trust for the benefit of her grandchildren. Ms. Taplin disclaims beneficial ownership of 4,500 shares of Class B Common in excess of her pecuniary interest in Abigail II LLC.

3.

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds the 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of such shares. Under the terms of the Second Amended and Restated Limited Partnership Agreement of Rankin I, Rankin I may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin I and the consent of the holders of more than 75% of all of the partnership interests of Rankin I. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

4.

A Schedule 13D filed with the SEC with respect to Class B Common on October 6, 2017 reported that Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds the 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of such shares. Under the terms of the Amended and Restated Limited Partnership Agreement of Rankin IV, Rankin IV may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin IV and the consent of the holders of more than 75% of all of the partnership interests of Rankin IV. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

5.

A Schedule 13G/A filed with the SEC with respect to Class B Common on February 13, 2019 reported that Zuckerman Investment Group, LLC may be deemed to beneficially own the shares of Class B Common reported above as a result of being an investment adviser.

6.

A Schedule 13D filed with the SEC with respect to Class B Common on February 14, 2018 reported that Rankin II and the trusts holding limited partnership interests in Rankin II may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 338,295 shares of Class B Common held by Rankin II. Although Rankin II holds the 338,295 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin II, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin II. Each of the trusts holding general and limited partnership interests in Rankin II share with each other the power to dispose of such shares. Under the terms of the Limited Partnership Agreement of Rankin II, Rankin II may not dispose of Class B Common or convert Class B Common into Class A Common without the consent of the general partners owning more than 75% of the general partnership interests of Rankin II and the consent of the holders of more than 75% of all of the partnership interests of Rankin II. The Stockholders 13D/A reported that the Class B Common beneficially owned by Rankin II and each of the trusts holding limited partnership interests in Rankin II is also subject to the stockholders’ agreement.
7.

As a result of J.C. Butler, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin II, Mr. Butler may be deemed to beneficially own, and share the power to dispose of, 338,295 shares of Class B Common held by Rankin II; however, Mr. Butler disclaims beneficial ownership of 330,456 shares of Class B common stock held by Rankin II in excess of his pecuniary interest in the entity. Mr. Butler’s spouse is a member of Rankin I and Rankin IV; therefore, Mr. Butler may be deemed to share beneficial ownership of 872,371 shares of Class B Common held by Rankin I and Rankin IV; he disclaims all interest in such shares. In addition, Mr. Butler may be deemed to share with his spouse voting and investment power over 77,289 shares of Class B Common beneficially owned by his spouse; he disclaims all interest in such shares. Mr. Butler disclaims all interest in 8,010 shares of Class B Common held in trust for the benefit of his children and for which he is the trustee and has sole power to vote and dispose of the shares. The Stockholders 13D/A reported that the Class B Common beneficially owned by J.C. Butler, Jr. is subject to the stockholders’ agreement.

8.

As a result of Alfred M. Rankin, Jr. holding through his trust, of which he is trustee, partnership interests in Rankin I, Mr. Rankin may be deemed to beneficially own, and share the power to dispose of, 472,371 shares of Class B Common held by Rankin I. Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin II and Rankin II may be deemed to beneficially own, and share the power to vote and dispose of, 338,295 shares of Class B Common held by Rankin II. In addition, Mr. Rankin may be deemed to be a member of a group, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin IV. As a result, the group consisting of Mr. Rankin, the other general and limited partners of Rankin IV and Rankin IV may be deemed to beneficially own, and share the power to vote and dispose of, 400,000 shares of Class B Common held by Rankin IV. Included in the table above for Mr. Rankin are 1,288,140 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Alfred M. Rankin, Jr. is subject to the stockholders’ agreement.

9.

Roger F. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,223,658 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Roger F. Rankin is subject to the stockholders’ agreement.
10.

Thomas T. Rankin may be deemed to be a member of the group described in note (6) above, as defined under the Exchange Act, as a result of holding through his trust, of which he is trustee, partnership interests in Rankin II. In addition, Mr. Rankin may be deemed to be a member of the groups described in notes (3) and (4) above, as defined under the Exchange Act, as a result of partnership interests in Rankin I and Rankin IV. Mr. Rankin, therefore, may be deemed to beneficially own, and share the power to vote and dispose of, 472,371 shares of Class B Common held by Rankin I, 338,295 shares of Class B Common held by Rankin II and 400,000 shares of Class B Common held by Rankin IV. The Stockholders 13D reported that the Class B Common beneficially owned by Rankin I, Rankin II and Rankin IV and each of the trusts holding limited partnership interests in Rankin I, Rankin II and Rankin IV is also subject to the stockholders’ agreement. Included in the table above for Mr. Rankin are 1,214,288 shares of Class B Common held by (a) members of Mr. Rankin’s family and (b) Rankin I, Rankin II and Rankin IV. Mr. Rankin disclaims beneficial ownership of such shares to the extent in excess of his pecuniary interest in each such entity. The Stockholders 13D/A reported that the Class B Common beneficially owned by Thomas T. Rankin is subject to the stockholders’ agreement.

11.

The aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group and the aggregate amount of Class B Common beneficially owned by all executive officers and directors as a group for which they have shared voting or investment power include the shares of Class B Common of which Mr. A. Rankin has disclaimed beneficial ownership in note (8) above; Mr. Butler has disclaimed beneficial ownership in note (7) above; Mr. R. Rankin has disclaimed beneficial ownership in note (9) above; and Mr. T. Rankin has disclaimed beneficial ownership in note (10) above.

Beatrice B. Taplin is the sister-in-law of Clara Taplin Rankin. David F. Taplin is a nephew of Beatrice B. Taplin and Clara Taplin Rankin. Clara Taplin Rankin is the mother of Alfred M. Rankin, Jr., Roger F. Rankin and Thomas T. Rankin. J.C. Butler, Jr. is the son-in-law of Alfred M. Rankin, Jr. The combined beneficial ownership of such foregoing persons equals 2,701,849 shares, or 28.60%, of the Class A Common and 2,692,060 shares, or 60.97%, of the Class B Common outstanding on February 28, 2019. The combined beneficial ownership of all our directors, together with Beatrice B. Taplin, and all of our executive officers whose beneficial ownership of Class A Common and Class B Common must be disclosed in the foregoing tables in accordance with Rule 13d-3 under the Exchange Act, equals 2,828,258 shares, or 29.93%, of the Class A Common and 2,728,970 shares, or 61.80%, of the Class B Common outstanding on February 28, 2019. Such shares of Class A Common and Class B Common together represent 56.19% of the combined voting power of all Class A Common and Class B Common outstanding on such date.

Additional Information Regarding Selling Stockholders

The following table sets forth, as of February 28, 2019, certain additional information with respect to the selling stockholders, including:

•	the name of each selling stockholder;

•	the number of shares of Class B Common owned by each selling stockholder immediately prior to the exchange of Class A Common offered by this prospectus;

•

the number of shares of Class B Common owned by and the percentage of ownership of Class B Common of each selling stockholder immediately following the exchange of Class A Common offered by this prospectus based on the number of shares of Class A Common outstanding on February 28, 2019; and

•

the percentage of combined voting power of shares of Class A Common and Class B Common each selling stockholder would have immediately following the exchange of shares of Class A Common for Class B Common offered by this prospectus.

A total of 947,371 shares of Class A Common is being offered by this prospectus. Because Mr. Rankin and the Alfred Rankin Trust will offer to exchange the shares, both Mr. Rankin and the Alfred Rankin Trust are listed in the table below. However, Mr. Rankin, together with the Alfred Rankin Trust, will only offer to exchange the number of shares of Class A Common described above under “Selling Stockholders” and, accordingly, an aggregate of 947,371 shares are being offered for exchange by this prospectus. In the table below, the disclosure of the beneficial ownership of shares for the individual selling stockholders reflects all shares deemed to be beneficially owned by such selling stockholders (including those shares held in the Alfred Rankin Trust). The disclosure of the beneficial ownership of shares for the Alfred Rankin Trust includes only those shares held directly by such trust.

Because the selling stockholders may offer all, a portion or none of the Class A Common offered by this prospectus, we cannot assure you as to the number of shares of Class A Common or Class B Common that will be held by the selling stockholders immediately following the offering. The table below assumes that the beneficial ownership of Class A Common for each selling stockholder, including shares of Class A Common held directly and indirectly by the Alfred Rankin Trust, will decrease by an aggregate of the number of shares of Class A Common described above under “Selling Stockholders” as a result of this offering and that the beneficial ownership of Class B Common for each selling stockholder, including shares of Class B Common held directly and indirectly by the Alfred Rankin Trust, will increase by the same number of shares of Class B Common. The table does not, however, account for any changes in each selling stockholder’s beneficial ownership that may result from transactions not contemplated by this prospectus such as an acquisition or disposition of shares of Class A Common or Class B Common.

Class B Common Stock

Name	Title of Class	Shares Beneficially Owned Before this Offering	Shares Beneficially Owned After this Offering	Percentage of Shares Owned After this Offering	Percentage of Combined Voting Power of Shares of Class A and Class B Common After this Offering
Alfred M. Rankin, Jr.(1)(2)(3)(4)	Class B	1,647,153	2,594,524	58.76%	49.75%
Alfred M. Rankin, Jr., as Trustee of the Alfred Rankin Trust (1)(2)	Class B	344,853	419,853	9.51%	8.38%
Rankin Associates I, L.P. (3)	Class B	472,371	944,742	21.40%	17.62%
Rankin Associates IV, L.P. (4)	Class B	400,000	800,000	18.12%	14.92%

(1)

The Alfred Rankin Trust is a general and limited partner of Rankin I, Rankin II and Rankin IV. As trustee and primary beneficiary of the Alfred Rankin Trust, Alfred M. Rankin, Jr. shares the power to vote the 472,371, 338,295 and 400,000 shares of Class B Common held by Rankin I, Rankin II and Rankin IV, respectively, with the other general partners of Rankin I, Rankin II and Rankin IV, as applicable, and shares the power to dispose of the 472,371, 338,295 and 400,000 shares of Class B Common held by Rankin I, Rankin II and Rankin IV, respectively, with the other general and limited partners of Rankin I, Rankin II and Rankin IV, as applicable. As such, Alfred M. Rankin, Jr. and the Alfred Rankin Trust are deemed to beneficially own the 472,371, 338,295 and 400,000 shares of Class B Common held before the exchange offer by Rankin I, Rankin II and Rankin IV, respectively. Mr. Rankin disclaims beneficial ownership of 1,288,140 shares of Class B Common held by (a) members of Mr. Rankin’s family, (b) trusts for the benefit of members of Mr. Rankin’s family and (c) Rankin I, Rankin II and Rankin IV to the extent in excess of his pecuniary interest in each such entity. Mr. Rankin is a party to the stockholders’ agreement. Mr. Rankin is the Non-Executive Chairman of Hamilton Beach Holding.
(2)

An aggregate of 75,000 shares of Class B Common are offered to be exchanged by Mr. Rankin pursuant to this prospectus, consisting of shares held directly by Mr. Rankin or shares currently held by the Alfred Rankin Trust. Mr. Rankin, as a trustee, may choose to conduct exchanges through the Alfred Rankin Trust. Alternatively, Mr. Rankin may choose to withdraw shares of Class B Common from the Alfred Rankin Trust and conduct any exchange directly.

(3)

Rankin I and the trusts holding limited partnership interests in Rankin I may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 472,371 shares of Class B Common held by Rankin I. Although Rankin I holds 472,371 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin I, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin I. Each of the trusts holding general and limited partnership interests in Rankin I share with each other the power to dispose of Class B Common held by Rankin I. Rankin I may not transfer Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin I and the consent of partners owning more than 75% of all partnership interests in Rankin I. The Class B Common beneficially owned by Rankin I and each of the trusts holding limited partnership interests in Rankin I is also subject to the stockholders’ agreement.

(4)

Rankin IV and the trusts holding limited partnership interests in Rankin IV may be deemed to be a “group” as defined under the Exchange Act and therefore may be deemed as a group to beneficially own 400,000 shares of Class B Common held by Rankin IV. Although Rankin IV holds 400,000 shares of Class B Common, it does not have any power to vote or dispose of such shares of Class B Common. Alfred M. Rankin, Jr., Thomas T. Rankin, Claiborne R. Rankin and Roger F. Rankin, as trustees and primary beneficiaries of trusts acting as general partners of Rankin IV, share the power to vote such shares of Class B Common. Voting actions are determined by the general partners owning at least a majority of the general partnership interests of Rankin IV. Each of the trusts holding general and limited partnership interests in Rankin IV share with each other the power to dispose of Class B Common held by Rankin IV. Rankin IV may not transfer Class A Common, other than pursuant to a share for share exchange to acquire Class B Common, without the consent of the general partners owning more than 75% of the general partnership interests in Rankin IV and the consent of partners owning more than 75% of all partnership interests in Rankin IV. The Class B Common beneficially owned by Rankin IV and each of the trusts holding limited partnership interests in Rankin IV is also subject to the stockholders’ agreement.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Under the terms of Hamilton Beach Holding’s certificate of incorporation and stockholders’ agreement, shares of Class B Common are not generally transferable. Pursuant to the terms of the stockholders’ agreement, to which the selling stockholders are a party, and Hamilton Beach Holding’s certificate of incorporation, however, qualifying holders of Class B Common may transfer shares of Class B Common to the selling stockholders in exchange for shares of Class A Common, on a share-for-share basis. The selling stockholders are offering to exchange up to 947,371 shares of Class A Common with qualifying holders of Class B Common. The selling stockholders may offer to exchange any or all of the shares of Class A Common covered by this prospectus from time to time in varying amounts.

In order to be a qualifying holder of Class B Common for purposes of this prospectus, the holder must be a party to the stockholders’ agreement and must be permitted to transfer shares of Class B Common to the selling stockholders under Hamilton Beach Holding’s certificate of incorporation and the stockholders’ agreement. As of February 28, 2019, the participating stockholders under the stockholders’ agreement beneficially owned 73.97% of the Class B Common issued and outstanding on that date. Holders of shares of Class B Common that are not subject to the stockholders’ agreement are permitted to transfer those shares subject to the transfer restrictions set forth in our certificate of incorporation, which include the ability of holders of shares of Class B Common that are not subject to the stockholders’ agreement to transfer the shares to persons who are permitted transferees as specified in our certificate of incorporation or convert such shares of Class B Common into shares of Class A Common on a one-for-one basis. Only holders of shares of Class B Common that are subject to the stockholders’ agreement may exchange their shares of Class B Common for shares of Class A Common pursuant to this prospectus. In connection with any exchange of Class B Common to the selling stockholders, we may require from each holder of Class B Common documents that evidence the permitted nature of the exchange under Hamilton Beach Holding’s certificate of incorporation.

The Class A Common offered for exchange by the selling stockholders is entitled to one vote per share. The Class B Common that will be transferred by qualifying holders to the selling stockholders is entitled to ten votes per share.

Persons who receive shares of Class A Common from the selling stockholders may resell those shares of Class A Common in brokerage transactions on the New York Stock Exchange in compliance with Rule 144 under the Securities Act, except that the six-month holding period requirement of Rule 144 will not apply.

Any broker-dealers, agents or underwriters that participate in the distribution of the shares of Class A Common may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of Class A Common by them and any discounts, SECs or concessions received by them may be deemed to be underwriting discounts and SECs under the Securities Act.

In order to comply with the securities laws of specific states, sales of shares of Class A Common covered by this prospectus to qualifying holders of Class B Common in some states may be made only through broker-dealers who are registered or licensed in those states.

We have been advised by each selling stockholder that it has not, as of the date of this prospectus, entered into any arrangement with an agent, broker-dealer or underwriter for the sale of the shares of Class A Common covered by this prospectus owned by such selling stockholder.

Agents, broker-dealers and underwriters involved in the transactions contemplated by this prospectus may engage in transactions with, and perform investment banking and advisory services for, us.

Agents, broker-dealers and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which those agents, broker-dealers or underwriters may be required to make.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange by holders of shares of Class B Common for shares of Class A Common pursuant to this prospectus.

No Appraisal or Dissenters’ Rights

In connection with the selling stockholders’ offer to exchange up to 947,371 shares of Class A Common, you do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following sets forth the material U.S. federal income tax consequences of an exchange by holders of shares of Class B Common of Hamilton Beach Holding for shares of Class A Common of Hamilton Beach Holding pursuant to this prospectus. No ruling has been or will be sought from the Internal Revenue Service concerning the tax consequences of an exchange. Persons acquiring shares of Class A Common by exchanging shares of their Class B Common with the selling stockholders are urged to consult their tax advisors regarding the tax consequences of an exchange to them, including the effects of U.S. federal, state, local, foreign and other tax laws.

Tax Consequences of an Exchange

Subject to the following assumptions, limitations and qualifications, in the opinion of Jones Day, counsel to Hamilton Beach Holding, for U.S. federal income tax purposes:

•	gain or loss will generally not be recognized by the holders of shares of Class B Common upon the exchange of their shares of Class B Common for shares of Class A Common pursuant to this prospectus;

•

the aggregate adjusted tax basis of the shares of Class A Common received in an exchange for shares of Class B Common pursuant to this prospectus will be equal to the aggregate adjusted basis of the shares of Class B Common exchanged for those shares of Class A Common; and

•

the holding period of the shares of Class A Common received in an exchange for shares of Class B Common pursuant to this prospectus will include the holding period of the holder’s shares of Class B Common exchanged for that Class A Common.

Considerations with Respect to Discussion and Tax Opinion

The tax opinion of Jones Day is and will be subject to the following assumptions, limitations and qualifications:

The opinion addresses only the specified material U.S. federal income tax consequences of an exchange. It does not address any state, local or foreign tax consequences of an exchange.

The opinion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including, without limitation, (1) certain U.S. expatriates, (2) stockholders that hold Hamilton Beach Holding Class A or Class B Common as part of a straddle, appreciated financial position, hedge, conversion transaction or other integrated investment, (3) financial institutions, (4) tax-exempt entities, (5) insurance companies, (6) dealers in securities or foreign currency, (7) traders that mark-to-market, (8) stockholders who acquired their shares of Class B Common through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and (9) foreign corporations, foreign partnerships or other foreign entities and individuals who are not citizens or residents of the United States.

The opinion does not address the tax consequences of any transaction other than an exchange pursuant to this prospectus.

The opinion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions all in effect as of March 6, 2019, all of which are subject to change, possibly with retroactive effect, and which are subject to differing interpretations. Jones Day assumes no obligation to advise Hamilton Beach Holding or the holders of Class B Common of such changes.

The opinion assumes that holders of Class B Common hold their stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

The opinion assumes that each exchange of Class B Common for Class A Common will be consummated in accordance with the descriptions contained in this prospectus.

The opinion assumes that the fair market value of the Class A Common to be received in any exchange and the fair market value of the Class B Common to be delivered in any exchange will be approximately equal in value.

The opinion assumes that none of the Class B Common transferred to any selling stockholder in any exchange will be subject to a liability, and no selling stockholder that is a party to any exchange will assume any liabilities of a holder of Class B Common in connection with the exchange.

The opinion assumes that Hamilton Beach Holding and the holders of Class B Common who transfer their shares pursuant to an exchange will each pay their respective expenses, if any, incurred in connection with an exchange.

The opinion assumes that the representations contained in a tax certification letter addressed to Jones Day from Hamilton Beach Holding, as well as the assumptions set forth in the preceding paragraphs, are accurate at all material times, including the date of any exchange pursuant to this prospectus. The representations contained in the tax certification letter are statements of fact material to the determination as to whether gain or loss will be recognized as a result of an exchange.

The opinion of Jones Day is not binding on the Internal Revenue Service and does not preclude it from adopting a contrary position. In addition, if any of the representations or assumptions upon which the discussion and opinion rely are inconsistent with the actual facts, the conclusions reached therein could be adversely affected.

LEGAL MATTERS

The validity of the shares of Class A Common offered for exchange hereby has been passed upon for Hamilton Beach Holding by Dana B. Sykes, its Vice President, General Counsel and Secretary. As of February 28, 2019, Ms. Sykes beneficially owned 4,766 shares of our Class A Common and one share of our Class B Common. Ms. Sykes has in the past and continues to be eligible to participate in the Company’s Executive Long-Term Equity Incentive Plan by which she has in the past and may in the future receive compensation from the Company in the form of the Company’s Class A Common.

EXPERTS

The consolidated financial statements of Hamilton Beach Brands Holding Company appearing in Hamilton Beach Brands Holding Company’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Hamilton Beach Brands Holding Company’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.